                                               Exhibit 3








                    INTERIM LOAN AGREEMENT

                             Among

                     CORIMON CORPORATION,
                    a Delaware corporation


                   STANDARD BRANDS PAINT CO.
                   a California corporation


               STANDARD BRANDS REALTY CO., INC.
                   a California corporation

                              and

                STANDARD BRANDS PAINT COMPANY,
                    a Delaware Corporation




                 Dated as of February 15, 1995

                       TABLE OF CONTENTS


Section                                                    Page


                           ARTICLE I

                          Definitions

     1.1. Definitions . . . . . . . . . . . . . . . . . .     1
     1.2. Accounting Terms  . . . . . . . . . . . . . . .     3
     1.3. Other Definitions . . . . . . . . . . . . . . .     3
     1.4. Interpretation  . . . . . . . . . . . . . . . .     3


                          ARTICLE II

       Amount and Terms of Interim Loans; Interim Notes

     2.1. Interim Loans and Interim Notes . . . . . . . .     3
     2.2. Interest  . . . . . . . . . . . . . . . . . . .     4
     2.3. Payments  . . . . . . . . . . . . . . . . . . .     4


                          ARTICLE III

                Representations And Warranties

     3.1. Representations and Warranties  . . . . . . . .     4


                          ARTICLE IV

                           Covenants

     4.1. Loan Covenants  . . . . . . . . . . . . . . . .     5
     4.2. Agreement Covenants . . . . . . . . . . . . . .     5
     4.3. Equal Security for Interim Loans
            and Interim Notes . . . . . . . . . . . . . .     5
     4.4. Independence of Covenants . . . . . . . . . . .     6


                           ARTICLE V

                       Events Of Default

     5.1. Breach of Certain Covenants . . . . . . . . . .     6
     5.2. Default in Loan Agreements  . . . . . . . . . .     6
     5.3. Defaults in Investment Agreement
            and Ancillary Agreements  . . . . . . . . . .     6

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


 Section                                                    Page

     5.4. Directors . . . . . . . . . . . . . . . . . . .     6
     5.5. Investment Agreement  . . . . . . . . . . . . .     6


                          ARTICLE VI

                      General Provisions

     6.1. Expenses  . . . . . . . . . . . . . . . . . . .     7
     6.2. Indemnity . . . . . . . . . . . . . . . . . . .     8
     6.3. Amendment . . . . . . . . . . . . . . . . . . .    10
     6.4. Waiver  . . . . . . . . . . . . . . . . . . . .    10
     6.5. Survival of Warranties and Certain
            Agreements  . . . . . . . . . . . . . . . . .    10
     6.6. Notices . . . . . . . . . . . . . . . . . . . .    11
     6.7. Counterparts  . . . . . . . . . . . . . . . . .    11
     6.8. Severability  . . . . . . . . . . . . . . . . .    12
     6.9. GOVERNING LAW . . . . . . . . . . . . . . . . .    12
     6.10.  Assignment  . . . . . . . . . . . . . . . . .    12
     6.11.  Consent to Jurisdiction; Waiver of
            Jury Trial  . . . . . . . . . . . . . . . . .    12



                           EXHIBITS

Exhibit A Interim Note
Exhibit B Form of Opinion of Company Counsel
Exhibit C Intercreditor Agreement
Exhibit D Mortgage
Exhibit E Company Guaranty

          INTERIM LOAN AGREEMENT dated as of February 15, 1995 (this "Agreement"), among Corimon Corporation, a Delaware corporation ("Holdings"), Standard Brands Paint Company, a Delaware corporation ("Company"), Standard Brands Paint Co., a California corporation and Standard Brands Realty Co., Inc., a California corporation (individually referred to herein as "Interim Borrower" and collectively as "Interim Borrowers").


                           RECITALS

          WHEREAS simultaneously with the execution and delivery of this Agreement, Holdings, Company, Interim
Borrowers and certain other parties have entered into the Investment Agreement, dated as of the date hereof (the
"Investment Agreement"); and

          WHEREAS, in connection with the transactions contemplated by the Investment Agreement, Holdings desires to make a loan to Interim Borrowers pursuant to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the represen-tations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                           ARTICLE I

                          Definitions

          1.1.  Definitions.  For purposes of this Agreement:

          "Collateral" means all monies, accounts, instruments and other property (including all rent, revenue, issues, proceeds, profits, security and other monies payable or receivable thereunder or with respect thereto) described as Collateral in the Mortgages.

          "Company Guaranty" means the Guaranty executed and delivered by Company pursuant to subsection 2.1(d), substantially in the form of Exhibit E annexed hereto, as such Guaranty may be amended, supplemented, or otherwise modified from time to time.

          "Event of Default" means each of the events set forth in Article V.

          "Existing Grantor Trust Indebtedness" means
Indebtedness of Company to the Grantor Trust in an aggregate principal amount not to exceed $6,000,000 pursuant to the Existing Grantor Trust Loan Agreements.

          "Existing Grantor Trust Loan Agreements" means the documents listed on Schedule 9 to the New Loan Agreement and the Loan Agreement dated March 16, 1994 among Company, SBPCO, Standard Brands Realty Co., Inc. and the Grantor Trust.

          "Intercreditor Agreement" means the Intercreditor
Agreement, dated the date hereof, among Holdings, the Other
Investors, Grantor Trust, Borrowers and Company, in the form of Exhibit C.

          "Interim Loan" means the Loan made to Interim
Borrowers by Holdings pursuant to Section 2.1 of this Agreement.

          "Interim Loan Documents" means, collectively, this Agreement, the Mortgages, the Interim Notes and the Inter-creditor Agreement.

          "Interim Notes" means the promissory notes of Interim Borrowers issued pursuant to subsection 2.1(b) of this Agreement and substantially in the form of Exhibit A hereto, and as such Notes may be amended, supplemented, or otherwise modified from time to time.

          "Lender Parties" has the meaning set forth in the Intercreditor Agreement.

          "Mortgaged Property" means real and personal property subject to the Lien of a Mortgage.

          "Mortgages" means one or more of the Deeds of Trust and Assignments of Rents executed, acknowledged and filed for the benefit of Holdings pursuant to Section 2.1(c).

          "Obligations" means all obligations of every nature of Company and the Interim Borrowers from time to time owed to the Lenders under the Interim Loan Documents and the Notes.

          "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

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


          "Termination Date" means the date the Investment
Agreement is terminated in accordance with its terms.

          1.2.  Accounting Terms.  For purposes of this
Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

          1.3.  Other Definitions.  For purposes of this
Agreement, terms used herein but not otherwise defined shall have the meaning set forth in Section 1.1 of the Investment
Agreement.

          1.4. Interpretation. The rules of interpretation set forth in Section 1.2 of the Investment Agreement shall apply to this Agreement, and the provisions thereof shall be deemed to be incorporated by reference herein.


                          ARTICLE II

       Amount and Terms of Interim Loans; Interim Notes

          2.1.  Interim Loans and Interim Notes.

          (a) Interim Loans. In accordance with the terms of the Investment Agreement and the transactions contemplated therein, and subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Interim Borrowers herein and in the Investment Agreement and the Lender Parties in the Intercreditor Agreement, Holdings agrees to loan $14,000,000 to Company and Interim Borrowers.

          (b) Interim Notes. Each Interim Borrower shall execute and deliver to Holdings on the Funding Date an Interim Note substantially in the form of Exhibit A annexed hereto, with appropriate insertions, to evidence Holdings' Interim Loan to such Borrower contemplated herein.

          (c) Mortgages. Interim Borrowers shall execute and file the Mortgages.

          (d) Company Guaranty. The Company shall execute and deliver to Holdings on the Funding Date the Company
Guaranty substantially in the form of Exhibit E amended hereto, as such Guaranty may be amended, supplemented or otherwise modified from time to time.

          2.2.  Interest.

          (a) Accrual of Interest. The Interim Loan shall accrue interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate of .7973% per month (which rate shall yield an effective rate of 10% per annum), compounded monthly and payable as provided in subsection 2.3(a).

          (b) Post-Maturity Interest. Any principal payments on the Interim Loan not paid when due and, to the extent permitted by applicable law, any interest payments on the Interim Loan not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate that is 14% per annum.

          (c)  Computation of Interest.  Interest on the
Interim Loan shall be computed on the basis of a 360-day year composed of 12 months of 30 days each.

          2.3.  Payments.

          (a) Interim Borrowers shall pay the outstanding principal amount of the Interim Loan and accrued and unpaid interest thereon on the Termination Date or, if earlier, on December 31, 1995. It is contemplated that on the Closing
Date the Interim Note will be exchanged pursuant to the Investment Agreement.

          (b) Manner and Time of Payment. If not exchanged pursuant to Section 2.3(a), all payments of principal, interest and other amounts payable hereunder and under the Interim Note shall be in same day funds and delivered to Holdings not later than 10:00 A.M. (Los Angeles time) or 11:00 A.M. if payment is made by wire transfer in immediately available funds to an account designated by Holdings on the date due.

         [(c)  Joint and Several Liability.  Each Interim
Borrower shall be jointly and severally liable for all payments of principal, interest and other amounts payable hereunder and under the Interim Note.]


                          ARTICLE III

                Representations And Warranties

          3.1. Representations and Warranties. Company and each Interim Borrower hereby make the same representations and warranties to Holdings as Company made in the Investment Agreement, all of which representations and warranties are incorporated in this Agreement by this reference with the same effect as if set forth in their entirety herein.


                          ARTICLE IV

                           Covenants

          Each Interim Borrower and Company jointly and severally covenant and agree that, until payment in full of all of the Interim Loan, and the Interim Note, unless Holdings shall otherwise give prior written consent, each Interim Borrower and Company shall perform or cause to be performed all covenants in this Article IV.

          4.1. Loan Covenants. Each Interim Borrower and Company will comply with all of the covenants contained in the Existing Grantor Trust Loan Agreements and the New Loan Agreement, all of which covenants are incorporated in this Agreement by this reference with the same effect as though set forth in their entirety herein and all notices to be delivered to parties thereunder shall also be delivered to Holdings hereunder.

          4.2. Agreement Covenants. Each Interim Borrower and Company will comply with all of the covenants contained in the Investment Agreement and the Ancillary Agreements, all of which covenants are incorporated in this Agreement by this reference with the same effect as though set forth in their entirety herein.

          4.3. Equal Security for Interim Loans and Interim Notes. If Company or either Interim Borrower or any of their Subsidiaries shall create or assume any Lien upon any of their property or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 5.3 of the New Loan Agreement (unless prior written consent to the creation or assumption thereof shall have been obtained from Holdings), they shall make or cause to be made effective provision whereby the Interim Loan and the Interim Note will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured as long as any such other Indebtedness shall be so secured; provided that this covenant shall not be construed as consent by Holdings to any violation by Company or either Interim Borrower or any of their Subsidiaries of the provisions of Section 5.3 of the New Loan Agreement.

          4.4. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Event of Default if such action is taken or condition exists.


                           ARTICLE V

                       Events Of Default

          If any of the following conditions or events
("Events of Default") shall occur:

          5.1.  Breach of Certain Covenants.  Failure of
Company or either Interim Borrower to perform or comply with any term or condition contained in this Agreement or any Loan
Document; or

          5.2. Default in Loan Agreements. Company or either Interim Borrower or any of their Subsidiaries shall fail to pay or default in the payment of any principal or interest on any other Indebtedness or in the payment of any Contingent Obligations beyond any period of grace provided; or there shall occur a breach, default or event of default with respect to any other term of any evidence of any other Indebtedness or of any loan agreement, mortgage, indenture, or other agreement relating thereto, including the Existing Grantor Trust Loan Agreements or the New Loan Agreement; or

          5.3.  Defaults in Investment Agreement and Ancillary
Agreements. Company or either Interim Borrower shall default in the performance of or compliance with any term contained in the Investment Agreement or any Ancillary Agreement; or

          5.4. Directors. Any person nominated or designated by Holdings to serve on Company's Board of Directors in accordance with the provisions of the Investment Agreement and the Ancillary Agreements, having legal capacity to so serve, is not appointed to serve as a director of Company; or

          5.5.  Investment Agreement.  The Closing under the
Investment Agreement shall not have occurred by December 31, 1995.

          THEN, (i) upon the occurrence of any Event of Default described in Section 7.5 or 7.6 of the New Loan Agreement the unpaid principal amount of and accrued interest on the Interim Loans shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company and each Interim Borrower, and (ii) upon the occurrence of any other Event of Default, Holdings may, by written notice to Company, declare all of the Interim Loan to be, and the same shall forthwith become due and payable, together with accrued interest thereon. Nevertheless, if at any time after acceleration of the maturity of any Interim Loan, either Interim Borrower shall pay all arrears of interest and all payments on account of the principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement or the Interim Notes) and all Events of Default and Potential Events of Default (other than non-payment of principal of and accrued interest on the Interim Loan and the Interim Note, due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 6.4, then Holdings by written notice to Company may, but except as otherwise expressly required by applicable law shall have no obligation to, rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or impair any right consequent thereon.


                          ARTICLE VI

                      General Provisions

          6.1. Expenses. Company and each Interim Borrower jointly and severally agree to pay all of the costs and expenses in connection with the transactions contemplated by this Agreement, including (i) all the actual and reasonable costs of furnishing all opinions by counsel for Company and each Interim Borrower (including, without limitation, any opinions requested by Holdings as to any legal matters arising hereunder), and of Company's and each Interim Borrower's performance of and compliance with all agreements and conditions contained herein on their part to be performed or complied with; (ii) all the costs of Company's and each Interim Borrower's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (iii) all the actual costs and expenses incurred in connection with the delivery of documents, reports and other materials required thereunder; and (iv) after the occurrence of an Event of

Default, all costs and expenses, including attorneys' fees and costs of settlement, incurred by Holdings in enforcing any obligations of or in collecting any payments due from Company or such Interim Borrower hereunder or under any other Loan Document or under the Interim Note by reason of such Event of Default.

          6.2.  Indemnity.

          (a) In addition to the payment of expenses pursuant to Section 6.1, whether or not the Closing Date occurs, Company and each Interim Borrower jointly and severally agrees to indemnify, pay, and hold Holdings and the officers, directors, employees, and agents of Holdings (collectively called the "Indemnitees") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative, or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of the actions of Company or any Interim Borrower in connection with this Agreement and the other Loan Documents, from the use by Company or any Interim Borrower or its agents of any materials furnished by Holdings or from any of the statements contained in any Loan Document, or from the use or intended use of the proceeds of Interim Loans (the "indemnified liabilities"); provided that neither Company nor any Interim Borrower shall have any obligation hereunder to a particular indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such person. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence or in subsection 6.2(b) or 6.2(c) may be unenforceable because it is violative of any law or public policy, Company and each Interim Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

          (b) Company and each Interim Borrower hereby agrees to indemnify and hold harmless Holdings, and the directors, officers, employees, and agents of Holdings, from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative, and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, but not limited to, attorneys' fees and expenses), arising directly or indirectly, in whole or in part, out of (i) the presence on or under any Mortgaged Property of any Hazardous Substances (as defined in any of the Mortgages), or any releases or discharges of any such Hazardous Substances on, under or from such properties, or (ii) any activity carried on or undertaken on or off such Mortgaged Properties, whether prior to or during the term of this Agreement, and whether by Company, Interim Borrowers or any predecessor in title or any employees, agents, contractors or subcontractors of Company, Interim Borrowers or any predecessor in title, or any third persons at any time occupying or present on such Mortgaged Properties, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport, or disposal of any such Hazardous Substances at any time located or present on or under such Mortgaged Properties. The foregoing indemnity shall further apply to any residual contamination on or under such properties, or affecting any natural resources arising in connection with the generation, use, handling, storage, transport, or disposal of any such Hazardous Substances, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes, and ordinances.

          (c) Company and each Interim Borrower hereby agrees to indemnify and hold harmless each of the Surviving Indemnitees (as defined below) from and against any and all losses, claims, damages, penalties, liabilities, response costs, and expenses (including, without limitation, all out-of-pocket litigation costs and attorneys' fees and expenses) arising out of any lawsuit brought or threatened, settlement reached, or governmental order, relating to the presence, disposal, release, or threatened release of any such Hazardous Substance on, from, or under any of such properties,
(i) if such presence, disposal, release, or threatened release of any such Hazardous Substance is or was attributable to Company's or Interim Borrower's activities, the activities of Company's or Interim Borrower's agents or contractors, or to activities of third parties (regardless of whether Company or any Interim Borrower was aware or unaware of such activities), during the period of Company's or Interim Borrower's ownership of such Mortgaged Properties or, (ii) if such presence, disposal, release, or threatened release of any such Hazardous Substance occurred prior to the time of Company's or Interim Borrower's ownership of any of such Mortgaged Properties and Company or any Interim Borrower had knowledge of this fact and did not disclose such to Holdings in writing prior to January 31, 1995. This agreement to indemnify and hold harmless shall be in addition to any other obligations or liabilities Company or any Interim Borrower may have at common law or otherwise, and shall survive any transfer of title to any of such Mortgaged Properties in any manner described in the definition below of the term "Surviving Indemnitees". Company and each Interim Borrower expressly agrees that the indemnities stated herein are not personal to Holdings, and, so long as Company is given written notice thereof by a Surviving Indemnitee, the benefits hereunder may be assigned to subsequent Surviving Indemnitees, which subsequent Surviving Indemnitees may proceed directly against Company and each Interim Borrower to recover pursuant to this indemnity. For the purposes of this Section 6.2, "Surviving Indemnitees", shall mean (i) Holdings, their directors, officers, employees, and agents if, and to the extent that, Holdings acquires any or all of the Collateral (as defined in the Mortgages) whether through foreclosure, deed-in-lieu thereof or otherwise and (ii) any successors to any interest of Company or Holdings in the chain of title to such Collateral (and the directors, officers, employees, and agents of such successor), if, and to the extent that, such successor acquired title to such collateral (1) through a foreclosure of any lien or security interest held by Holdings or any of them or their agents as security for the Obligations, (2) from Holdings after Holdings acquired title to such Collateral from Company or Interim Borrowers, whether through foreclosure, deed-in-lieu thereof, or otherwise, or
(3) from any person who acquired title either directly, or indirectly by mesne conveyances, from a person who acquired title in the manner described in the immediately preceding clauses (1) and (2). Notwithstanding any provision to the contrary of the Mortgages or any other security instrument securing all or any portion of the Obligations, Company's and each Interim Borrower's Obligations under this subsection 6.2(c) shall not be secured by the Mortgages or any such security instruments.

          6.3. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          6.4. Waiver. Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          6.5.  Survival of Warranties and Certain Agreements.

          (a) All agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Interim Loan hereunder and the execution and delivery of the Interim Note.

          (b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company and each Interim Borrower set forth in Sections 6.1 and 6.2 shall survive the payment or exchange of the Interim Loan and the Interim Note and the termination of this Agreement.

          6.6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.6):

  (i)  If to Company or Interim Borrowers, to:

     Standard Brands Paint Company
     4300 West 190th Street
     Torrance, CA  90509-2956
     Attention:  Ronald I. Sharman
     Facsimile:  (310) 371-8770

 (ii)  If to Holdings, to:

     Corimon, S.A.C.A.
     Calle Hans Neumann
     Edificio Corimon
     Los Cortijos de Lourdes
     Apartado 3154
     Caracas 1010-A, Venezuela
     Attention:  Arthur W. Broslat
     Facsimile:  (582) 203-5757
     with a copy to:

     Sullivan & Cromwell
     444 South Flower Street
     Los Angeles, California  90071
     Attention:  Frank H. Golay, Jr.
     Facsimile:  (213) 683-0457

          6.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

          6.8. Severability. If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

          6.9. GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          6.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part (including by operation of law in connection with a merger, or sale of substantially all the assets, of Company, Holdings or otherwise), by any of the parties without the prior written consent of the other parties, except that Holdings may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent or Holdings but no such assignment shall relieve Holdings of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and its successors and assigns. Any attempted assignment in violation of this Section 6.10 shall be void.

          6.11. Consent to Jurisdiction; Waiver of Jury Trial. Except as otherwise provided in the Mortgages, all judicial proceedings brought against either Interim Borrower with respect to this Agreement, any other Loan Document or any Note may be brought in any state or federal court of competent jurisdiction in the State of California, and by execution and delivery of this Agreement, each Interim Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. All parties to this Agreement hereby irrevocably waive any and all right to trial by jury in any judicial proceeding arising out of or relating to this Agreement, any other Loan Document, or any Note or other Obligation.

                    INTERIM LOAN AGREEMENT


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              CORIMON CORPORATION


                              By /s/ Arthur W. Broslat
                                 Name:  Arthur W. Broslat
                                 Title:


                              STANDARD BRANDS PAINT COMPANY


                              By /s/ Howard Schwartz
                                 Name:  Howard Schwartz
                                 Title:

                    INTERIM LOAN AGREEMENT



                              STANDARD BRANDS PAINT CO.


                              By /s/ Howard Schwartz
                                 Name:  Howard Schwartz
                                 Title:



                              STANDARD BRANDS REALTY
                                CO., INC.


                              By /s/ Howard Schwartz
                                 Name:  Howard Schwartz
                                 Title:

              EXHIBIT A TO INTERIM LOAN AGREEMENT

                    [FORM OF INTERIM NOTE]

          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED, AND MAY
           NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR
          HYPOTHECATED EXCEPT IN ACCORDANCE THEREWITH.

            THIS NOTE MAY NOT BE TRANSFERRED EXCEPT
         IN ACCORDANCE WITH THE INTERIM LOAN AGREEMENT
         AND THE INTERCREDITOR AGREEMENT AS DEFINED IN
           THE INTERIM LOAN AGREEMENT DEFINED BELOW



$14,000,000
Los Angeles, California
February 15, 1995


          [NAME OF BORROWER], a ________ corporation (the

"Borrower"), for value received, hereby promises to pay to the order of Corimon Corporation (the "Holder"), at Calle Hans

Neumann, Edificio Corimon, Los Cortijos de Lourdes,

Apartado 3154, Caracas 1010-A, Venezuela, in lawful money of the United States, the principal sum of Fourteen Million

Dollars, on the Termination Date (as defined in the Interim

Loan Agreement) or, if earlier, on December 31, 1995.

          This Interim Note shall bear interest as set forth

in the Interim Loan Agreement (hereinafter defined).

          This Interim Note is one of the Interim Notes

referred to in the Interim Loan Agreement, dated as of

February 15, 1995 (the "Interim Loan Agreement"), among

Standard Brands Paint Company, a Delaware corporation,

Standard Brands Realty Co., Inc., a California corporation and Holdings named therein, and is subject to prepayment in whole or in part and its maturity is subject to acceleration upon the terms provided in the Interim Loan Agreement.

          This Interim Note is secured by certain deeds of

trust, mortgages, other security agreements and other

documents delivered pursuant to the Interim Loan Agreement.

          This Interim Note shall be governed by, and

construed and interpreted in accordance with, the laws of the

State of New York.

          Upon the occurrence of an Event of Default, the

unpaid balance of the principal amount of this Interim Note

may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in

the Interim Loan Agreement.

          The terms of this Interim Note are subject to

amendment only in the manner provided in the Interim Loan

Agreement.

          No reference herein to the Interim Loan Agreement

and no provision of this Interim Note or the Interim Loan

Agreement shall alter or impair the obligation of Borrower,

which is absolute and unconditional, to pay the principal of and interest on this Interim Note at the place, at the

respective times, and in the currency herein prescribed.

          Borrower promises to pay all costs and expenses,

including reasonable attorneys' fees, incurred in the

collection and enforcement of this Interim Note. Borrower and endorsers of this Interim Note hereby consent to renewals and extensions of time at or after the maturity hereof,

without notice, and hereby waive diligence, presentment,

protest, demand and notice (except as provided in the Interim

Loan Agreement) of every kind and, to the full extent

permitted by law, the right to plead any statute of

limitations as a defense to any demand hereunder.

          IN WITNESS WHEREOF, Borrower has caused this Interim

Note to be executed and delivered by its duly authorized

officer, as of the day and year and the place first above

written.

                              NAME OF BORROWER



                              By__________________________
                                   Title:

              EXHIBIT B TO INTERIM LOAN AGREEMENT

           [Form of Opinion of Counsel to Borrower]


                       February __, 1995



Corimon, S.A.C.A.
Corimon Corporation
Fidelity Capital & Income Fund
Kodak Employees Retirement Income Plan Trust Fund
Transamerica Life Insurance and Annuity Company
Transamerica Occidental Life Insurance Company
Sun Life Insurance Company of America
Anchor National Life Insurance Company
Standard Brands Paint Collateral Trust

Ladies and Gentlemen:

          We have acted as general counsel to Standard Brands Paint Company, a Delaware corporation ("Company"), Standard Brands Paint Co., a California corporation ("Paint") and Standard Brands Realty Co., Inc., a California corporation ("Realty," and together with Paint and Company, the "Interim Loan Parties"), in connection with the following documents, all dated as of February 15, 1995:

          Investment Agreement among Company,
          Corimon, S.A.C.A. ("Parent"), Corimon
          Corporation ("Holdings"), Fidelity Capital
          & Income Fund ("Investor1"), Kodak
          Employees Retirement Income Plan Trust
          Fund ("Investor2"), Transamerica Life
          Insurance and Annuity Company
          ("Investor3"), Transamerica Occidental
          Life Insurance Company ("Investor4"), Sun
          Life Insurance Company of America
          ("Investor5"), Anchor National Life
          Insurance Company ("Investor6")
          (collectively, the "Other Investors"), and
          Standard Brands Paint Collateral Trust
          ("Grantor Trust"); and

          The Ancillary Agreements as defined in the Investment Agreement.

          This opinion is provided to the Parties pursuant to the terms of the Investment Agreement and the Ancillary
Agreements. All initially capitalized terms used herein shall have the meanings as defined in the Investment Agreement and the Ancillary Agreements.

          In rendering the opinions set forth herein, we have examined executed originals, or photocopies or facsimiles of executed originals, of the Investment Agreement and the Ancillary Agreements. We have also examined such other records, documents, certificates and other instruments as we have deemed necessary to enable us to render the opinions contained herein.

          In our examination, we have assumed (1) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of such documents by the Interim Loan Parties and the validity and binding effect thereof on the Interim Loan Parties), (2) the genuineness of all signatures and the legal capacity of natural persons, (3) the authenticity of all documents submitted to us as originals, and (4) the conformity to the originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies. As to any factual matters material to our opinion that we did not independently establish or verify, we have relied upon the written representations and certifications of public officials and of officers, directors, and employees of the Interim Loan Parties, including the representations and warranties contained in the Investment Agreement and the Ancillary Agreements.

          As used herein, the phrase "to the best of our knowledge" means that nothing to the contrary has come to the attention of the attorneys of our firm who regularly handle substantive matters for the Interim Loan Parties or who have worked on the transactions contemplated by the Investment Agreement and the Ancillary Agreements, but that we have not conducted any due diligence or independent investigation with respect to the opinion given.

          The attorneys within our firm involved in the preparation of this opinion are admitted to practice in the State of California only, and we do not express an opinion hereby concerning any laws other than the laws of the State of California and the Delaware General Corporation Law and any applicable Federal laws. However, for purposes of passing on the Investment Agreement and the Ancillary Agreements, certain of which are by their terms governed by the laws of other jurisdictions, we have, with your approval, assumed that the laws of such other jurisdictions are identical to the laws of the State of California, notwithstanding that the laws of various jurisdictions within the United States routinely vary in significant respects, or in the alternative assumed that such agreements are governed by California law, notwithstanding the choice of law provisions therein, and therefore the opinions as to such matters expressed below are expressed on the basis as if such agreements were governed by the laws of the State of California.

          Based upon and subject to the foregoing and the other assumptions and limitations contained herein, we are of the opinion that:

          1.   Company is a duly organized and validly
existing corporation in good standing under the laws of the State of Delaware and has the corporate power to enter into and perform its obligations under the Investment Agreement and the Ancillary Agreements and to carry out the transactions contemplated thereby and to own its properties and to transact its business as currently conducted.

          2. Paint is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power to enter into and perform its obligations under the Investment Agreement and the Ancillary Agreements and to carry out the transactions contemplated thereby and to own its properties and to transact its business as currently conducted.

          3. Realty is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power to enter into and perform its obligations under the Investment Agreement and the Ancillary Agreements and to carry out the transactions contemplated thereby and to own its properties and to transact its business as currently conducted.

          4. The execution, delivery and performance of the Investment Agreement and the Ancillary Agreements have been duly authorized by the directors of Company. The Investment Agreement and the Ancillary Agreements have been duly executed and delivered on behalf of Company.

          5. The Investment Agreement and the Ancillary Agreements to which each of the Interim Loan Parties is a party constitute the legal, valid, and binding obligations of each such Interim Loan Party enforceable against such Interim Loan Party in accordance with their respective terms, except that the enforcement thereof may be limited by (a) bankruptcy, reorganization, insolvency, liquidation, fraudulent conveyance, moratorium and other laws of general applicable relating to or affecting the enforcement of creditors' rights and remedies generally, and (b) general principles of equity (regardless of whether such enforceability is adjudicated in a proceeding in equity or at law).

          6. The execution, delivery and performance by each of the Interim Loan Parties of the Investment Agreement and the Ancillary Agreements to which each of the Interim Loan Parties is a party will not (a) violate or contravene or be in conflict with (i) any provisions of such Interim Loan Party's Articles or Certificate of Incorporation or Bylaws, (ii) any provision of any law, rule or regulation applicable to such Interim Loan Party, (iii) to the best of our knowledge, any term of any agreement, contract, undertaking, indenture or instrument by which such Interim Loan Party or its property is bound and the parties thereto, or (iv) any order, judgment or decree of any court or other agency which is binding on such Interim Loan Party; or (b) result in the creation of any lien, mortgage, pledge, charge, security interest or other encumbrance on any of the property or assets of such Interim Loan Party other than as provided in the Investment Agreement and the Ancillary Agreements.

          7. No further governmental or judicial consents, approvals, authorizations, registrations, declarations or recordings are required to be made by such Interim Loan Party in order to execute, deliver or perform its obligations under the Investment Agreement and the Ancillary Agreements except any governmental consents, approvals, or authorizations which may be required to comply with the transfers contemplated by the Property Transfer.

          8. None of the Interim Loan Parties is a "public utility company" or a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, or is subject to current regulations thereunder. None of the Interim Loan Parties is an "investment company" within the meaning of the Investment Company Act of 1940, or is subject to current regulation thereunder. Approximately 34.98% of the Common Stock of Company is owned by Fidelity Capital & Income Fund, an "investment company", which may or may not be deemed to be a "controlling person" of Company as a result of such ownership.

          9. It is not necessary in connection with the execution and delivery of the Notes to Holdings to register the Interim Notes under the Securities Act of 1933, as amended, or to qualify an indenture in respect thereof under the Trust Indenture Act of 1939, as amended.

          10. The issuance of the Interim Notes and the application of the proceeds thereof by the Interim Borrowers as provided in the Interim Loan Agreement do not violate Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

          11. To the best of our knowledge, other than the actions, suits and proceedings disclosed in Company's Proxy Statement, most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or in the Investment Agreement and the Ancillary Agreements, there are no actions, suits, or proceedings pending against or affecting Company before any court or before any governmental commission, arbitrator, board or authority which, if determined adversely to any or all of the Interim Loan Parties, would have a material adverse effect on any or all of the Interim Loan Parties or their respective businesses.

          12. The Proxy Statement complies as to form in all material respects with the requirements of the Securities Exchange Act of 1934 and nothing has come to our attention in the course of our review has caused us to believe that the Proxy Statement, as of the date hereof, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          13.  The Interim Notes are valid and binding
obligations of each of the Interim Loan Parties, enforceable in accordance with the terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The opinion expressed above concerning the validity, binding effect and enforceability of the Investment Agreement and the Ancillary Agreements is further limited as follows:

          a. The enforceability of the Investment Agreement and the Ancillary Agreements is subject to the effect of California court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where: (i) the breach of such covenants or provisions imposes restrictions or burdens upon the debtor, including the acceleration of indebtedness due under debt instruments, and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor; or (ii) the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's implied covenant of good faith and fair dealing. We wish to advise you that California law implies a covenant of good faith and fair dealing in every contract, and California courts are active in interpreting and enforcing this implied covenant.

          b. We advise you that California courts have been reluctant to enforce provisions requiring one party to indemnify the other party for loss or damage resulting in part from the second party's wrongful or negligent acts. We do not express an opinion concerning the enforceability of any provision in the Investment Agreement or the Ancillary Agreements which require any of the Interim Loan Parties to indemnify the Parties, their successors or assigns for loss or damage resulting in part from the wrongful or negligent acts of Parties, their successors or assigns.

          c. We do not express an opinion with respect to the provisions in the Interim Loan Agreement providing for Post-Maturity Interest.

          The opinions provided herein are as of the date hereof. We do not assume any obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws which may hereafter occur. Except as set forth in the next paragraph, this opinion letter may not be used or relied upon by or published or communicated to any person or entity other than the addressees for any purpose whatsoever without our prior written consent in each instance.

          This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent; provided, however, that each of the Parties may provide this opinion (i) to regulatory authorities should they so request or in connection with their normal examinations,
(ii) to its respective independent auditors and attorneys,
(iii) pursuant to order or legal process of any court or governmental agency or (iv) in connection with any action to which it is a party arising out of the transactions contemplated by the Investment Agreement and the Ancillary Agreements.

                                   Very truly yours,